UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

GREEN TECHNOLOGY SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-11248	84-0938688
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

2880 Zanker Road, Suite 203
San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-7285

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On July 28, 2011, Green Technology Solutions, Inc. (the “Company”), entered into a Convertible Line of Credit with Wasserman Investments Corp. (the “Investor”) for a $3.25 million credit facility.  The Company intends to use the facility to continue the evaluation of rare earth minerals projects as well as cover some of the Company’s operating expenses.

The facility is being made available to the Company at a fixed rate of 8% per annum, calculated on a 365 day year for a period of two years. The lender will also receive the right to convert the principal amount and accrued interest into common stock. The conversion price will be the lower of $0.05 per share or 60% of the three lowest closing bid prices during the 12 months prior to conversion.

The shares delivered upon conversion may be registered for resale at the Investor’s option pursuant to an equity line financing agreement entered into as of the same date.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01         Exhibits

Exhibit No.	Title

10.1	Convertible Promissory Note For Purchase Order Financing
10.2	Investment Agreement

10.3	Registration Rights Agreement
10.4	Securities Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN TECHNOLOGY SOLUTIONS, INC.

Date: July 29, 2011	By:	/s/ John Shearer
John Shearer Chief Executive Officer